Exhibit 10.1

Summary of Terms
Letter of Credit Facility

Account Party:	Alterra Bermuda Limited
Facility Amount: Letter of Credit fee:	GBP 30,000,000 Uncommitted 15bps per annum payable quarterly in arrears in respect of LOCs collateralized by cash.
Facility:
Letter of Credit facility will be available in US and
Canadian dollars and British Pounds Sterling. Other
currencies available with appropriate currency margins
as defined in the Reinsurance Deposit Agreement.

Purpose of facility:	To provide Letters of Credit in support of the Account Party’s Funds at Lloyds (FAL) obligations.
Maturity date of each Letter of Credit:
The maximum tenor of each Letter of Credit will be up to
4 years inclusive of any notice period to the
beneficiaries.
Each Letter of Credit, if requested by the Account
Party, may include a clause to the effect that the
Letter of Credit will automatically be extended for
successive periods that may vary from time to time but
which in no event is greater than 1 calendar year.

Facility collateral monitoring: Letter of Credit issuer: Collateral Custodian:	Citibank Europe Plc. Citibank N.A. Citibank N.A. London
Collateral: Documentation: Legal Expenses:
The Account Party will provide collateral over a Charged
Portfolio in an amount equal to the Required Value (as
defined in the Reinsurance Deposit Agreement).
Cash deposits are to be held in an account(s) held with
Citibank N.A., London
The Facility shall remain subject to the following
executed documentation (each as amended, varied,
supplemented, novated or assigned as the case may be)
and comprising the following:-
Form 3 Master Reimbursement Agreement
Form 12 Reinsurance Deposit Agreement
Bank Mandate; and
Contingent communications documents.
All Citibank’s legal costs will be for the Account Party.

For and on behalf of Alterra Bermuda Limited